Exhibit 2.3



                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION


In re:                                )  Chapter 11
                                      )
Conseco, Inc., et al.,(1)             )
                                      )
                                      )  Case No. 02 B49672
                   Debtors.           )  Honorable Carol A. Doyle
                                      )  (Jointly Administered)
                                      )

                          ORDER CONFIRMING REORGANIZING
               DEBTORS' SIXTH AMENDED JOINT PLAN OF REORGANIZATION
           PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE


     The above-captioned debtors and debtors in possession (collectively, the "Reorganizing Debtors" or the "Debtors") having filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") on December 17, 2002 (the "Petition Date");

     The Debtors having filed, on March 18, 2003, the Second Amended Disclosure Statement for Reorganizing Debtors' Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (as amended, the "Disclosure Statement"), which Disclosure Statement was approved by the Court pursuant to that certain Order dated March 18, 2003 (the "Solicitation Procedures Order");

     The Debtors having filed the Second Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code on March 18, 2003 (the "Second Amended Plan"), which was an exhibit to the Disclosure Statement;

---------------
1    The Reorganizing Debtors are the following entities: (i) Conseco, Inc.;
     (ii) CIHC, Incorporated; (iii) CTIHC, Inc.; and (iv) Partners Health Group, Inc. (defined herein, collectively, as the "Debtors" or "Reorganizing Debtors"). This Order does not apply to the Finance Company Debtors (as defined in the Plan).

     The Debtors having filed on August 13, 2003 Debtors' Emergency Motion for Entry of an Order (I) Approving (A) Notice of the TOPrS Settlement to the Lenders and TOPrS Holders and (B) Release Provision Opt-Out Notices and (II) Setting a Hearing Date for Plan Confirmation and Approval of the TOPrS Settlement and having issued on August 15, 2003 a Notice of Settlement Regarding TOPrS Claims Pursuant to Fed. R. Bankr. P. 9019 and Opt-Out Form;

     The Debtors having filed on September 5, 2003, the Third Amended Plan Supplement and the Addendum on September 9, 2003 (the "Plan Supplement"), which includes the New CNC Warrant Agreement; the Debtors having filed on September 9, 2003, the Reorganizing Debtors' Sixth Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (as amended, the "Plan"); the Debtors having distributed the Second Amended Plan and Disclosure Statement to all Holders of Impaired Claims against the Debtors, together with a solicitation of votes to accept or reject the Plan, beginning on or about April 3, 2003, consistent with the Solicitation Procedures Order;(2)

     This Court having set May 28, 2003, at 11:00 a.m. central as the date and time of a hearing pursuant to Rules 3017 and 3018 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") and sections 1126, 1128 and 1129 of the Bankruptcy Code to consider the Confirmation of the Plan (the "Confirmation Hearing"); this Court having rescheduled the Confirmation Hearing to June 13, 2003, at 9:00 a.m. central and thereafter until September 9, 2003, at 1:30 p.m. central;

---------------
2 Capitalized terms not defined herein shall have those meanings ascribed to them in the Plan or in Exhibit A. The rules of interpretation set forth in
     Article I.A of the Plan shall apply to these Findings of Fact, Conclusions of Law and Order (this "Confirmation Order"). If there is any direct conflict between the terms of the Plan, the Plan Supplement and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.

     The documents listed on Exhibit A having been filed on the dates listed on Exhibit A;

     Objections to Confirmation of the Plan having been filed by numerous parties, and each such objection having been resolved, withdrawn or overruled; and an objection (the "TOPrS' Objection") to Confirmation of the Plan having been filed by the TOPrS' Committee; and the TOPrS' Objection and all evidence submitted by the TOPrS Committee having been withdrawn as part of the TOPrS Settlement as defined in the Plan;

     This Court having reviewed the Second Amended Plan, the Plan and Disclosure Statement and the documents listed on Exhibit A and all filed pleadings, exhibits, statements and comments regarding Confirmation; this Court having heard the statements of counsel in respect of Confirmation; this Court having considered all testimony, documents and affidavits regarding Confirmation;

     This Order is divided into two parts: (I) Findings of Fact and Conclusions of Law and (II) the Order;

     After due deliberation thereon and good cause appearing therefor, this Court hereby makes and issues the following Findings of Fact, Conclusions of Law and Orders:(3)

                                        I
                     FINDINGS OF FACT AND CONCLUSIONS OF LAW


Jurisdiction and Venue

a) On the Petition Date, each Reorganizing Debtor commenced a Chapter 11 Case by filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code. The

---------------
3 This Confirmation Order constitutes this Court's findings of fact and conclusions of law under Fed. R. Civ. P. 52, as made applicable by Bankruptcy Rules 7052 and 9014. Any and all findings of fact shall constitute findings of fact even if they are Stated as conclusions of law, and any and all conclusions of law shall constitute conclusions of law even if they are Stated as findings of fact.

Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. Venue in the Northern District of Illinois was proper as of the Petition Date and continues to be proper. Confirmation of the Plan is a core proceeding under 28 U.S.C. ss. 157(b)(2). This Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. ss. 1334; and the Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

Modifications to the Plan

     b) With the exception of the Lender Claims (Classes 5A and 4B) and the Trust Related Claims (Class 10A), the Plan does not adversely change the treatment of the Claim of any creditor as compared to the treatment proposed in the Second Amended Plan attached to the Disclosure Statement. Therefore, under Rule 3019, creditors who voted to accept the Second Amended Plan (other than the Lenders and the Trust Related Claims) are deemed to accept the Plan, except to the extent the Plan provides otherwise. Class 10A is deemed to reject the Plan and therefore holders of Class 10A Claims were not resolicited. As evidenced by the Voting Report (as later defined, and as listed as item 29 in Exhibit A), the Lenders, as Classes 5A-1, 5A-2, 4B-1 and 4B-2, have voted to accept the Plan.

     c) On September 8, 2003, the Debtors served the "Notice of Intent to be Listed on The New York Stock Exchange and Proposed Modifications of the Certificate of Designations for New CNC Preferred Stock," listed on Exhibit A as item 32 (the "Preferred Stock Modifications"). The Preferred Stock Modifications do not adversely change the Plan's treatment of any claim under the Plan and therefore creditors who voted to accept the Plan will be deemed to have accepted the Plan, as amended by the Preferred Stock Modifications.

     d) Pursuant to an order of this Court dated August 15, 2003, and as evidenced by the Declaration listed on Exhibit A as item 18.d, the Reorganizing Debtors sent notices (collectively, the "Creditor Release Provision Opt-Out Notices") on August 16, 2003, to Holders of Claim in Classes 4A, 6A, 7A, 8A, 5B and 6B. The Release Provision Opt-Out Notice gave Holders who had not previously voted to accept the Plan, but who nonetheless would be entitled to receive a distribution under the Plan, the option to opt-out of the third-party release provision set forth in Art. X.C. of the Plan (the "Release Provision") by 5:00 p.m. central September 8, 2003. Holders who had previously voted to accept the Plan are bound by the Release Provision and thus are not entitled to opt-out pursuant to the Creditor Release Provision Opt-Out Notice.

     e) Pursuant to orders dated August 15, 2003 and August 20, 2003, and as evidenced by declarations listed as items 18.d and 19.e in Exhibit A, the Reorganizing Debtors' agent sent notices (collectively, the "TOPrS Opt-Out Notices" and with the Creditor Release Provision Opt-Out Notices, the "Opt-Out Notices") to the intermediaries for all holders of Trust Preferred Securities in compliance with such orders. The TOPrS Opt-Out Notices gave all holders of Trust Preferred Securities the option to opt-out of the TOPrS Settlement by 5:00 p.m. central September 8, 2003.

Solicitation Procedures Order

     f) On March 18, 2003, the Court entered the Solicitation Procedures Order that, among other things: (a) approved the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017; (b) fixed time for voting to accept or reject the plan; (c) fixed May 28, 2003, at 11:00 a.m. central, continued to June 13, 2003, at 9:00 a.m. central, as the date and time for the commencement of the Confirmation Hearing; (d) established the objection deadline and procedures for objecting to the Plan; (e) approved the form and method of notice of the

Confirmation Hearing (the "Confirmation Hearing Notice"), and (f) established the record date and certain procedures for soliciting and tabulating votes with respect to the Plan.

Publication of Confirmation Hearing Notice

     g) As evidenced in the documents listed as items 2, 3, 4 and 5 on Exhibit A, the Debtors published the Confirmation Hearing Notice in the national editions of The Wall Street Journal on April 7, 2003, the Indianapolis Star on April 7, 2003, and the Chicago Tribune on April 7, 2003; and in USA Today on April 7, May 2, and May 13, 2003.

Voting Report

     h) On June 12, 2003, as amended on July 2, 2003 (item 12 in Exhibit A) and September 9, 2003 (item 29 in Exhibit A), the Debtors filed with the Court a report certifying the method and results of the Ballot tabulation for each of the Voting Classes to accept or reject the Plan (as amended, the "Voting Report").

     i) All procedures used to distribute solicitation materials to the applicable Holders of Claims and Equity Interests and to tabulate the Ballots were fair and conducted in accordance with the Solicitation Procedures Order, the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Bankruptcy Court for the Northern District of Illinois, Eastern Division, and all other applicable rules, laws and regulations.

     j) As evidenced by the Voting Report, as amended, changed Ballots received after the Voting Deadline were properly tabulated. Pursuant to sections 1124 and 1126 of the Bankruptcy Code, all Impaired Classes entitled to vote on the Second Amended Plan have voted to accept the Plan, with the exception of Class 10A Trust Related Claims against CNC. The Trust Related Claims (Class 10A) are deemed to reject the Plan.

Judicial Notice

     k) The Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents on file, all orders entered, and all evidence (that was not subsequently withdrawn) and arguments made, proffered or adduced at the hearings held before the Court during the pendency of the Chapter 11 Cases. The Court admits into evidence the documents listed on Exhibit A. Resolutions of objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference.

Transmittal and Mailing of Materials; Notice

     l) As evidenced by the Declaration of Voting Agent regarding solicitation listed as item 11 in Exhibit A, due, adequate and sufficient notice of the Disclosure Statement and Plan and of the Confirmation Hearing, along with all deadlines for voting on or objecting to the Plan and notice of the TOPrS Settlement, has been given to (a) all known Creditors and Holders of Equity Interests; (b) parties that requested notice in accordance with Bankruptcy Rule 2002; (c) all parties to unexpired leases and executory contracts with the Debtors, and (d) all taxing authorities listed on the Debtors' Schedules or in the Debtors' Claims database, in accordance with the procedures set forth in the Solicitation Procedures Order, in substantial compliance with Bankruptcy Rules 2002(b), 3017 and 3020(b) and the Solicitation Procedures Order, and such transmittal and service were adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing, as continued from time-to-time, and other bar dates and hearings described in the Solicitation Procedures Order was given in compliance with the Bankruptcy Rules and Solicitation Procedures Order, and no other or further notice is or shall be required.

Transmittal of Opt-Out Notices; Notice

     m) The Opt-Out Notices were properly served pursuant to the Declaration of Service listed as item 18.d in Exhibit A and the Declaration of Service listed as item 19.e in Exhibit A. Such notices provided adequate and sufficient opportunity for entities receiving an Opt-Out Notice to return such opt-out forms in accordance with applicable law.

Solicitation

     n) Votes for acceptance and rejection of the Plan were solicited in good faith and complied with sections 1125 and 1126 of the Bankruptcy Code, Rules 3017 and 3018 of the Bankruptcy Rules, the Disclosure Statement, the Solicitation Procedures Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, laws and regulations.

     o) The Debtors, the Official Committees (and their current and former members and ex officio members), and their respective directors, officers, agents, affiliates, representatives, attorneys and advisors have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and the Solicitation Procedures Order and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article X.D of the Plan.

Burden of Proof

     p) The Debtors, as proponents of the Plan, have met their burden of proving the elements of section 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard in this Court. The Court also finds that the Debtors have satisfied the elements of section 1129(a) and (b) of the Bankruptcy Code by clear and convincing evidence.

Compliance with the Requirements of Section 1129 of the Bankruptcy Code

     Section 1129(a)(1) - Compliance of the Plan with Applicable Provisions of the Bankruptcy Code

     q) The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including, without limitation, sections 1122 and 1123. Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan designates Classes of Claims and Equity Interests, other than Administrative Claims and Priority Tax Claims.(4) As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Equity Interests contains only Claims or Equity Interests that are substantially similar to the other Claims or Equity Interests within that Class.

     r) Pursuant to section 1123(a)(2) and (3) of the Bankruptcy Code, Article III of the Plan specifies all Claims that are not Impaired and specifies the treatment of all Claims and Equity Interests that are Impaired. Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan also provides the same treatment for each Claim or Equity Interest within a particular Class.

     s) Pursuant to section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate and proper means for the Plan's implementation. The Debtors will have, immediately upon the Effective Date of the Plan, sufficient Cash to make all payments required to be made on the Effective Date pursuant to the terms of the Plan. Moreover, Article V and various other provisions of the Plan specifically provide adequate means for the Plan's implementation, including, without limitation: (a) the continuation of the corporate existence and the vesting of assets in the Reorganized Debtors; (b) the adoption of the New CNC Charter and New CNC

---------------
4 The Administrative Claims and the Priority Tax Claims are not required to be designated pursuant to section 1123(a)(1) of the Bankruptcy Code. 11 U.S.C. ss. 1123(a)(1).

By-laws;(5) (c) the cancellation of the Senior Credit Facility, Exchange Notes, Original Notes, Subordinated Debentures, the 93/94 Notes, Old CNC Common Stock, and Old CNC Preferred Stock; (d) the authorization and issuance or distribution of the New Credit Facility, New CNC Common Stock, New CNC Preferred Stock, and New CNC Warrants, and the execution of related documents; (e) the selection of the initial directors and officers of New CNC, subject to applicable state insurance regulatory approval; (f) the creation of the Residual Trust; (g) the liquidation of Old CNC; (h) the Intercompany Settlement (as described in Article V.F of the Plan); (i) the TOPrS Settlement (as described in Article V.I of the
Plan); (j) the sale of the GM Building, and (k) the sources of Cash for distributions under the Plan.

     t) The New CNC Charter and New CNC By-laws in the Plan Supplement comply with section 1123(a)(6) and section 1123(a)(7).

     Section 1129(a)(2) - Compliance with Applicable Provisions of the Bankruptcy Code

     u) The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 and Bankruptcy Rules 3017, 3018 and 3019. In particular, the Reorganizing Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the Plan under section 1121(a) of the Bankruptcy Code. Furthermore, the solicitation of acceptances or rejections of the Plan was (i) pursuant to the Solicitation Procedures Order; (ii) in compliance with all applicable laws, rules and regulations governing the adequacy of disclosure in connection with such solicitation; and (iii) solicited after disclosure to Holders of Claims or Interests of adequate information as defined in

---------------
5 Article V.I(1) of the Plan provides for the inclusion in the New CNC Charter and New CNC By-laws of all provisions required to be included in the corporate charter of the Reorganized Debtors under section 1123(a)(6) of the Bankruptcy Code.

section 1125(a) of the Bankruptcy Code. Accordingly, the Debtors, the Official Committees (and their current and former members and ex officio members), and their respective directors, officers, employees, agents, affiliates and Professionals have acted in "good faith" within the meaning of section 1125(e) of the Bankruptcy Code.

     Section 1129(a)(3) - Proposal of Plan in Good Faith

     v) The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself, and the process leading to its formulation. See Bankruptcy Rule 3020(b). The Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to reorganize and emerge from bankruptcy with a capital structure that will allow them to satisfy their obligations with sufficient liquidity and capital resources.

     Section 1129(a)(4) - Bankruptcy Court Approval of Certain Payments as Reasonable

     w) Pursuant to section 1129(a)(4) of the Bankruptcy Code, the payments to be made by the Reorganized Debtors for services or for costs in connection with the Chapter 11 Cases or the Plan, as described (a) in the "Reorganized Debtors'
Section 1129(a)(4) Disclosure" filed on September 4, 2003 or (b) in the Plan, are approved.


     x) State Street Bank and Trust Company shall hold an Allowed Administrative Claim in the amount of $50,000, but it shall be precluded from asserting additional claims against the Debtors and/or holders of the Trust Preferred Securities. Before receiving payment of the $50,000 Allowed Administrative Claim specified herein, State Street Bank and Trust Company shall return to New CNC the Subordinated Debentures and related documents as reasonably requested by New CNC. State Street Bank and Trust Company shall cooperate with New CNC and its agents regarding distributions to be made under the Plan.


     y) In addition, fees and expenses incurred by professionals retained by the Debtors or an Official Committee shall be payable according to the Orders approving such firms' retention.


     Section 1129(a)(5) - Disclosure of Identity of Proposed Management, Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy

     z) Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors have disclosed the identity of the proposed directors and officers of the Reorganized Debtors following Confirmation of the Plan and the identity and compensation of insiders who will be employed or retained by the Reorganized Debtors in the Plan Supplement.

     Section 1129(a)(6) - Approval of Rate Changes

     aa) The Debtors' current businesses do not involve the establishment of rates over which any regulatory commission has or will have jurisdiction after Confirmation. Section 1129(a)(6) of the Bankruptcy Code is thus not applicable to these Chapter 11 Cases.

     Section 1129(a)(7) - Best Interests of Creditors and Equity Interest
     Holders

     bb) The liquidation analysis annexed to the Disclosure Statement as Exhibit B, and the other evidence related thereto that was proffered or adduced at or prior to, or in affidavits in connection with, the Confirmation Hearing, is reasonable. The methodology used and assumptions made in the liquidation analysis, as supplemented by the evidence proffered or adduced at or prior to, or in affidavits filed in connection with, the Confirmation Hearing, are reasonable.

     cc) With respect to each Impaired Class, each Holder of an Allowed Claim or Equity Interest in such Class has accepted the Plan or will receive under the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date, that is not less than the amount such Holder would receive if the Debtors were liquidated on the Effective Date under Chapter 7 of the Bankruptcy Code.

     Section 1129(a)(8) - Acceptance of the Plan by Each Impaired Class

     dd) As indicated in Articles III and IV of the Plan, the following Classes are Unimpaired and conclusively presumed to have accepted the Plan:

-------------------------------------------------------------- -------------------------------------------------------
Description of Class                                           Class Designation
-------------------------------------------------------------- -------------------------------------------------------
-------------------------------------------------------------- -------------------------------------------------------
Other Priority Claims                                          1A, 1B, 1C, 1D
-------------------------------------------------------------- -------------------------------------------------------
Other CNC Secured Claims                                       2A
-------------------------------------------------------------- -------------------------------------------------------
Other Secured Claims                                           2B, 2C, 2D
-------------------------------------------------------------- -------------------------------------------------------
Reinstated Intercompany Claims                                 3A, 3B
-------------------------------------------------------------- -------------------------------------------------------
Reinstated CIHC Preferred Stock Interests                      8B
-------------------------------------------------------------- -------------------------------------------------------
Convenience Class Claims                                       9A, 7B
-------------------------------------------------------------- -------------------------------------------------------
Old CIHC Common Stock Interests                                9B
-------------------------------------------------------------- -------------------------------------------------------

     ee) As indicated in the Voting Report, as amended, every Impaired Class that was entitled to vote has voted to accept the Plan. The following Impaired Classes voted in favor of the Plan:

--------------------------------------------------------------- ------------------------------------------------------
Description of Class                                            Class Designation
--------------------------------------------------------------- ------------------------------------------------------
--------------------------------------------------------------- ------------------------------------------------------
93/94 Note Claims                                               4A
--------------------------------------------------------------- ------------------------------------------------------
Lender Claims                                                   5A-1, 5A-2, 4B-1, 4B-2
--------------------------------------------------------------- ------------------------------------------------------
Exchange Note Claims                                            6A, 5B
--------------------------------------------------------------- ------------------------------------------------------
Original Note Claims                                            7A
--------------------------------------------------------------- ------------------------------------------------------
Reorganizing Debtor General Unsecured Claims                    8A, 6B, 3C
--------------------------------------------------------------- ------------------------------------------------------

     ff) Because the Plan provides that the Classes listed below will not receive any distribution or retain any property under the Plan, they are "Deemed Rejected Classes" and are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code:


--------------------------------------------------------------- ------------------------------------------------------
Class of Claims                                                 Class Designation
--------------------------------------------------------------- ------------------------------------------------------
--------------------------------------------------------------- ------------------------------------------------------
Old CTIHC Common Stock Interests                                4C
--------------------------------------------------------------- ------------------------------------------------------
Old PHG Common Stock Interests                                  4D
--------------------------------------------------------------- ------------------------------------------------------
Discharged Intercompany Claims                                  10B
--------------------------------------------------------------- ------------------------------------------------------
Old CNC Series F Preferred Stock Interests                      11A-1
--------------------------------------------------------------- ------------------------------------------------------
Old CNC Other Preferred Stock Interests                         11A-2
--------------------------------------------------------------- ------------------------------------------------------
Old CNC Common Stock Interests                                  12A
--------------------------------------------------------------- ------------------------------------------------------
Discharged Intercompany Claims                                  13A
--------------------------------------------------------------- ------------------------------------------------------
Securities Claims                                               14A, 11B
--------------------------------------------------------------- ------------------------------------------------------
Trust Related Claims                                            10A
--------------------------------------------------------------- ------------------------------------------------------

     Section 1129(a)(9) - Treatment of Claims Entitled to Priority Pursuant to
     Section 507(a) of the Bankruptcy Code

     gg) The treatment of Administrative, Priority Tax, and Other Priority Claims under Articles II.A, II.B and III of the Plan, respectively, satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

     hh) To resolve the objection of the Illinois Department of Revenue ("IDOR"), Allowed Claims of the IDOR that have priority under section 507(a)(8) of the Bankruptcy Code are to be paid, at the option of the Reorganizing Debtors, either (i) in Cash on the Effective Date or (ii) in Cash over a period not to exceed six years from the date of assessment of the tax to which the Allowed Priority Tax Claim relates, with interest at a 9% annual rate (compounded annually).

     Section 1129(a)(10) - Acceptance By At Least One Impaired Class

     ii) As set forth in the Voting Report each Impaired Class, other than the Deemed Rejected Classes, has voted to accept the Plan. Accordingly, section 1129(a)(10) of the Bankruptcy Code is satisfied.

     Section 1129(a)(11) - Feasibility of the Plan

     jj) The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. Based upon the evidence proffered or adduced at, or prior to, or in affidavits filed in connection with the Confirmation Hearing, the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors, the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan. Furthermore, the Reorganized Debtors will have adequate capital to meet their ongoing obligations.

     Section 1129(a)(12) - Payment of Bankruptcy Fees

     kk) In accordance with section 1129(a)(12) of the Bankruptcy Code, Article XII.D of the Plan provides for the payment of all fees payable under 28 U.S.C. ss. 1930(a). The Reorganizing Debtors have adequate means to pay all such fees.

     Section 1129(a)(13) - Retiree Benefits

     ll) In accordance with section 1129(a)(13) of the Bankruptcy Code, Article VI.E of the Plan provides for the timely payment post-Confirmation of retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, to the extent such retiree benefits are payable by the Reorganizing Debtors. Such retiree benefits include those that arise from the plans, funds or programs described in the Plan Supplement.

     Section 1129(b) - Confirmation of Plan Over Nonacceptance of Impaired Class

     mm) Pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan may be confirmed notwithstanding the fact that not all Impaired Classes have voted to accept the Plan. All of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8) have been met. All Classes of Impaired Claims have voted to accept the Plan other than the Deemed Rejected Classes.

     nn) With respect to the Deemed Rejected Classes, no Holders of Claims or Interests subordinate to the Holders of the Claims and Interests in the Deemed Rejected Classes will receive or retain any property under the Plan. Accordingly the requirements of sections

1129(b)(2)(B)(ii) and 1129(b)(2)(C)(ii) are satisfied with respect to Class 10A and the Deemed Rejected Classes, and the Plan is fair and equitable with respect to such Classes.

     oo) Pursuant to section 1129(b) of the Bankruptcy Code, the Court finds that the Plan is "fair and equitable" (as defined in section 1129(b) of the Bankruptcy Code) with respect to Impaired Classes that have not voted to accept the Plan and the Plan does not unfairly discriminate against such Classes.

     pp) The Plan provides for distribution to Classes 7A (Original Note Claims), 8A (CNC General Unsecured Claims) and 6B (CIHC General Unsecured Claims), notwithstanding that Classes 6A and 5B (Exchange Note Claims) will not receive full payment on their Claims. The distributions to such junior Classes do not violate the absolute priority rule of section 1129(b)(2) of the Bankruptcy Code because such distributions are based on the agreement of Classes 6A and 5B (Exchange Note Claims) to voluntarily allocate a portion of the value that they would otherwise receive to these Classes. Such value was provided to Classes 7A and 8A to ensure that the Debtors' reorganization efforts are completed consensually and as expeditiously as possible. The subordination provisions in the prepetition documents that govern the Subordinated Debentures and the Trust Preferred Securities are enforceable in a bankruptcy proceeding and therefore the Plan's distributions do not violate the absolute priority rule.

Principal Purpose of the Plan Is Not Avoidance of Taxes

     qq) The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933 (15 U.S.C. ss. 77e), and no governmental entity has filed any objection asserting such avoidance.

Objections to Confirmation of the Plan

     rr) All objections to Confirmation filed with the Court have been withdrawn, settled, or are overruled on their merits.

Issuance and Distribution of the New Securities

     ss) The Debtors and each of the current and former members and ex officio members of the Official Committees (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distribution of the New Securities (as defined below) under the Plan, and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

tt) The issuance and distribution of all of the New Credit Facility, New CNC Common Stock, New CNC Warrants, and the New CNC Preferred Stock (collectively, the "New Securities") when issued or distributed as provided in the Plan, will be duly authorized, validly issued and, if applicable, fully paid and nonassessable. The issuance of the New Securities (including, without limitation, the fee payable to Houlihan Lokey Howard & Zukin under its engagement letter, which includes 462,444 shares of New CNC Common Stock) are in exchange for Claims against or Interests in the Debtors, or principally in such exchange and partly for cash or property, within the meaning of section 1145(a)(1) of the Bankruptcy Code. In addition, under section 1145 of the Bankruptcy Code, to the extent, if any, that the above-listed items constitute "securities" (a) the offering of such items is exempt and the issuance and distribution of such items will be exempt from Section 5 of the Securities Act and any State or local law requiring registration prior to the offering, issuance, distribution, or sale of securities and (b) all of the above-described items will be freely tradeable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments; (ii) the restrictions, if any, on the transferability of such securities and instruments; and (iii) applicable regulatory approval.

Executory Contracts and Unexpired Leases

     uu) On or about May 16, 2003, July 24, 2003, and July 31, 2003, the Debtors sent notice to counterparties to contracts and leases that the Debtors intend to assume pursuant to the Plan, including a proposed cure amount, if any. Annexed hereto as Exhibit B is a list of contracts and leases that the Debtors have assumed pursuant to such notices (the "Assumed Contracts") and the Claims asserted by the contract counterparties. The Claims listed on Exhibit B are hereby deemed disallowed.

Releases and Discharges

     vv) The releases and discharges of Claims and Causes of Action described in
Article X of the Plan and this Order, including releases by Holders of Claims, constitute good faith compromises and settlements of the matters covered thereby and are consensual. Such compromises and settlements are made in exchange for consideration and are in the best interest of Holders of Claims, are fair, equitable, reasonable, and are integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release, indemnification and exculpation provisions set forth in the Plan and this Order
(i) is within the jurisdiction of the Court under 28 U.S.C. ss.ss. 1334(a), 1334(b) and 1334(d); (ii) is an essential means of implementing the Plan pursuant to section 1123(a)(6) of the Bankruptcy Code; (iii) is an integral element of the transactions incorporated into the Plan; (iv) confers material benefit on, and is in the best interests of, the Debtors, their estates and their creditors; (v) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties-in-interest in the Chapter 11 Cases with respect to the Debtors; and (vi) is consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code.

Preservation of Causes of Action

     ww) It is in the best interests of the Creditors and Interest Holders of the Debtors' Estates that all Causes of Action not expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order be retained by the Reorganizing Debtors (before the Effective Date) and the Reorganized Debtors (after the Effective Date) pursuant to Article X of the Plan, to preserve the value of the Debtors' Estates.

Approval of Settlements and Compromises

     xx) Pursuant to Bankruptcy Rule 9019 and any applicable State law, and as consideration for the distributions and other benefits provided under the Plan, all settlements and compromises of Claims, Causes of Action and objections to Claims that are embodied in the Plan (including, without limitation, the Intercompany Settlement in Article V.F of the Plan and the TOPrS Settlement of
Article V.I. of the Plan) constitute a good faith compromise and settlement of any Claims, Causes of Action and objections to Claims, which compromises and settlements are hereby approved as fair, equitable, reasonable, and appropriate in light of the relevant facts and circumstances underlying such compromise and settlement, and are in the best interests of the Debtors and their Estates and Creditors.

Satisfaction of Conditions to Confirmation

     yy) Each of the conditions precedent to the entry of this Confirmation Order, as set forth in Article IX.A of the Plan, has been satisfied or waived in accordance with the Plan.

Likelihood of Satisfaction of Conditions Precedent to Consummation

     zz) Each of the conditions precedent to the Effective Date, as set forth in
Article IX.B of the Plan, is reasonably likely to be satisfied.

Retention of Jurisdiction

     aaa) The Court may properly retain jurisdiction over the matters set forth in Article XI of the Plan.

Exemptions from Taxation

     bbb) No property located in the State of Illinois that would be the subject of an Illinois transfer tax that would be the subject of a section 1146(c) exclusion has been sold by the Reorganizing Debtors during the course of these Chapter 11 Cases.

     Based on the foregoing, it is hereby ORDERED:

                                       II
                                      ORDER


Confirmation of the Plan

     1. The Plan and Plan Supplement, substantially in the form as amended, and each of its provisions are confirmed in each and every respect pursuant to section 1129 of the Bankruptcy Code. The terms of the Plan, the Plan Supplement, and exhibits thereto are incorporated by reference into, and are an integral part of, this Confirmation Order. The terms of the Plan, the Plan Supplement, all exhibits thereto, and all other relevant and necessary documents, shall be effective and binding as of the Effective Date of the Plan. Notwithstanding the foregoing, if there is any direct conflict between the terms of the Plan or the Plan Supplement and the terms of this Confirmation Order, the terms of this Confirmation Order shall control. All objections and responses to and Statements and comments regarding the Plan, to the extent not already withdrawn, waived, or settled, and all reservation of rights included therein, shall be, and hereby are, overruled.

Plan Modifications

     2. All modifications or amendments to the Plan since the solicitation (including those summarized in the Notice listed as item 32 of Exhibit A) are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Rule 3019.

Plan Classification Controlling

     3. The classification of Claims and Equity Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the Debtors' Creditors in connection with voting on the Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan;
(b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes; (c) may not be relied upon by any Creditor as representing the actual classification of such Claims under the Plan for distribution purposes; and (d) shall not be binding on the Debtors or the Reorganized Debtors.

Settlement of Claims and Interests

     4. In consideration of the Plan, certain U.S. Bank Claims, Lehman Claims, Intercompany Claims, 93/94 Note Claims, Exchange Note Claims, Original Note Claims, Lender Claims, and Claims asserted by or for the Releasees against the Debtors are hereby resolved as follows:


-------------------------------------------- ----------------- ----------------------- ---------------------------
                TYPE OF CLAIM                    CLAIM NO.       ALLEGED AMOUNT OF         ALLOWED AMOUNT OF
                                                                       CLAIM                     CLAIM
-------------------------------------------- ----------------- ----------------------- ---------------------------
-------------------------------------------- ----------------- ----------------------- ---------------------------
  U.S. BANK CLAIMS
  U S Bank National Association, as              49674-000137        $1,000,000,000              Disallowed
  Securitization Trustee

  U S Bank National Association, as              49672-006859        $1,000,000,000              Disallowed
  Securitization Trustee
  -------------------------------------------- ----------------- ----------------------- ---------------------------
  -------------------------------------------- ----------------- ----------------------- ---------------------------
  LEHMAN CLAIMS                                  49672-005452          $6,000,000         Disallowed on Effective
                                                                                              Date of the Finance
                                                                                               Company Plans
                                                 49674-000059          $6,000,000         Disallowed on Effective
                                                                                            Date of the Finance
                                                                                               Company Plans
                                                 49674-000055         $125,000,000               Disallowed
                                                 49674-000056         $125,000,000               Disallowed
                                                 49674-000057         $125,000,000               Disallowed
                                                 49674-000058         $125,000,000               Disallowed
                                                 49674-000078          Contingent                Disallowed
                                                 49672-005451          Contingent                Disallowed
                                                 49672-006864          Contingent                Disallowed
  -------------------------------------------- ----------------- ----------------------- ---------------------------
  -------------------------------------------- ----------------- ----------------------- ---------------------------
  INTERCOMPANY CLAIMS
  Conseco Finance Corp.                          49672-007941         $30,271,727                Disallowed
  Conseco Agency Inc.                            49672-007943           $394,208                 Disallowed
  Conseco Fin. Consumer Discount Co.             49672-007946           $186,944                 Disallowed
  Consumer Finance Corp. Alabama                 49672-007944           $239,776                 Disallowed
  Conseco Finance Credit Corp.                   49672-007945           $105,664                 Disallowed
  Conseco Finance Servicing Corp.                49672-007942         $14,878,304                Disallowed
  Conseco Agency Inc.                            49674-000256           $394,208                 Disallowed
  Conseco Annuity Assurance Company              49674-000234          Not Stated                Disallowed
  Conseco Fin. Consumer Discount Co.             49674-000259           $186,944                 Disallowed
  Conseco Finance Corp.                          49674-000254         $337,630,130         See Plan Article V.F.
  Conseco Finance Corp. Alabama                  49674-000257           $239,776                 Disallowed
  Conseco Finance Credit Corp.                   49674-000258           $105,664                 Disallowed
  Conseco Finance Servicing Corp.                49674-000255         $14,878,304                Disallowed
  Conseco Life Insurance Company                 49674-000232          Not Stated                Disallowed
  -------------------------------------------- ----------------- ----------------------- ---------------------------
  -------------------------------------------- ----------------- ----------------------- ---------------------------
  93/94 NOTE CLAIMS                              49674-000197        $93,711,875.12              Disallowed
                                                 49672-006935        $93,711,875.12              Disallowed
  -------------------------------------------- ----------------- ----------------------- ---------------------------
  -------------------------------------------- ----------------- ----------------------- ---------------------------
  EXCHANGE NOTE CLAIMS                           49674-006930       $382,472,524.69       Allowed in the aggregate
                                                 49674-006931       $988,502,907.35           in the amount of
                                                 49674-000079       $382,472,526.63        $1,370,975,431.97 and
                                                 49674-000080       $988,502,907.35        postpetition interest
                                                                                           will not be allowed to
                                                                                          calculate Total Exchange
                                                                                                 Note Claim
  -------------------------------------------- ----------------- ----------------------- ---------------------------
  -------------------------------------------- ----------------- ----------------------- ---------------------------
  ORIGINAL NOTE CLAIMS                           49672-06393       $1,242,088,736.16      Allowed in the aggregate
                                                                                                in the amount of
                                                                                             $1,242,444,895.76
  -------------------------------------------- ----------------- ----------------------- ---------------------------
  -------------------------------------------- ----------------- ----------------------- ---------------------------


-------------------------------------------- ----------------- ----------------------- ---------------------------
                TYPE OF CLAIM                    CLAIM NO.       ALLEGED AMOUNT OF         ALLOWED AMOUNT OF
                                                                       CLAIM                     CLAIM
-------------------------------------------- ----------------- ----------------------- ---------------------------
-------------------------------------------- ----------------- ----------------------- ---------------------------
  LENDER CLAIMS                                  49672-003986       $145,535,970.27
                                                 49672-003982        $10,020,041.41
                                                 49672-003983       $133,649,282.13
                                                 49672-003984       $205,583,532.24       Allowed as set forth in
                                                 49672-003985      $1,537,426,989.45      Article III of the Plan
                                                 49674-000020      $1,537,426,989.45
                                                 49674-000021       $205,583,532.24
                                                 49674-000022       $145,535,970.27
                                                 49674-000023        $10,020,041.41
                                                 49674-000024       $133,649,282.13
  -------------------------------------------- ----------------- ----------------------- ---------------------------
  -------------------------------------------- ----------------- ----------------------- ---------------------------
  RELEASEES

  Barea, Julio A                                 49674-000236           Unknown                  Disallowed
  Barea, Julio A                                 49672-007816           Unknown                  Disallowed
  Bellamy, Carol                                 49672-007817           Unknown                  Disallowed
  Bellamy, Carol                                 49674-000237           Unknown                  Disallowed
  Berube, Edward M                               49672-007834           Unknown                  Disallowed
  Berube, Edward M                               49674-000247           Unknown                  Disallowed
  Bublitz, Maxwell E.                            49672-007827           Unknown                  Disallowed
  Bublitz, Maxwell E                             49674-000248           Unknown                  Disallowed
  Bullis, Eugene M                               49674-000231           Unknown                  Disallowed
  Bullis, Eugene M                               49674-000225           Unknown                  Disallowed
  Bullis, Eugene M                               49672-007825           Unknown                  Disallowed
  Coss, Lawrence M                               49674-000238           Unknown                  Disallowed
  Coss, Lawrence M                               49672-007836           Unknown                  Disallowed
  Devanney, William T Jr.                        49674-000224           Unknown                  Disallowed
  Dykhouse, Richard R                            49672-007831           Unknown                  Disallowed
  Dykhouse, Richard R                            49674-000251           Unknown                  Disallowed
  Hagerty, Thomas M *                            49672-006453           $3,500 +                  $3,500
  Hagerty, Thomas M                              49672-007837           Unknown                  Disallowed
  Hagerty, Thomas M                              49674-000239           Unknown                  Disallowed
  Harkins, David V **                            49672-006508           $6,500 +                  $6,500
  Harkins, David V                               49674-000240           Unknown                  Disallowed
  Harkins, David V                               49672-007818           Unknown                  Disallowed
  Hathaway, M Phil                               49674-000241           Unknown                  Disallowed
  Hathaway, M Phil                               49672-007819           Unknown                  Disallowed
  Herzog, David K                                49672-007824           Unknown                  Disallowed
  Herzog, David K                                49674-000227           Unknown                  Disallowed
  Herzog, David K                                49674-000220           Unknown                  Disallowed
  Hill, Tammy M                                  49672-007828           Unknown                  Disallowed
  Hill, Tammy M                                  49674-000249           Unknown                  Disallowed
  Kiefer, Kathleen S                             49672-007832           Unknown                  Disallowed
  Kiefer, Kathleen S                             49674-000252           Unknown                  Disallowed
  Kindig, Karl W                                 49674-000230           Unknown                  Disallowed
  Kindig, Karl W                                 49674-000253           Unknown                  Disallowed
  Kindig, Karl W                                 49672-007833           Unknown                  Disallowed
  Kindig, Karl W                                 49674-000221           Unknown                  Disallowed
  -------------------------------------------- ----------------- ----------------------- ---------------------------

------------------

* Claim No. 49672-006453 is allowed in the amount of $3,500 as compensation for director's fees but the remainder of the claim is disallowed for all purposes.

** Claim No. 49672-006508 is allowed in the amount of $6,500 as compensation for director's fees but the remainder of the claim is disallowed for all purposes.


-------------------------------------------- ----------------- ----------------------- ---------------------------
                TYPE OF CLAIM                    CLAIM NO.       ALLEGED AMOUNT OF         ALLOWED AMOUNT OF
                                                                       CLAIM                     CLAIM
-------------------------------------------- ----------------- ----------------------- ---------------------------
-------------------------------------------- ----------------- ----------------------- ---------------------------
  Kline, John R                                  49674-000250           Unknown                  Disallowed
  Kline, John R                                  49672-007829           Unknown                  Disallowed
  Lubbers, Mark R                                49672-007826           Unknown                  Disallowed
  Lubbers, Mark R                                49674-000246           Unknown                  Disallowed
  Murphy, Daniel J                               49674-000229           Unknown                  Disallowed
  Murphy, Daniel J                               49672-007830           Unknown                  Disallowed
  Murphy, Daniel J                               49674-000222           Unknown                  Disallowed
  Mutz, John M                                   49674-000242           Unknown                  Disallowed
  Mutz, John M                                   49672-007820           Unknown                  Disallowed
  Nickoloff, Robert S                            49672-007821           Unknown                  Disallowed
  Nickoloff, Robert S                            49674-000243           Unknown                  Disallowed
  Shea, William J                                49674-000223           Unknown                  Disallowed
  Shea, William J                                49672-007822           Unknown                  Disallowed
  Shea, William J.                               49674-000228           Unknown                  Disallowed
  Thompson, Samme                                49672-007835           Unknown                  Disallowed
  Thompson, Samme                                49674-000244           Unknown                  Disallowed
  -------------------------------------------- ----------------- ----------------------- ---------------------------

Effects of Confirmation

     Executory Contracts and Unexpired Leases

     5. The executory contract and unexpired lease provisions of Article VI of the Plan shall be, and hereby are, approved. After today's date, the Debtors are authorized to amend the tax sharing agreement among the Debtors and their subsidiaries as requested by the regulatory authorities for the Debtors' subsidiaries. As of the Effective Date, all executory contracts or unexpired leases assumed by the Debtors shall be assigned and transferred to, and remain in full force and effect for the benefit of, the Reorganized Debtors notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease. The Claims asserted on behalf of creditors whose executory contracts are Assumed Contracts are listed on Exhibit B and shall be disallowed as of today's date.

     6. The Amended Employment Agreement, dated June 1, 2002, between CNC and William J. Shea, is rejected as of the Effective Date and all Claims and Causes of Action in respect thereof shall be deemed waived as of the Effective Date. The Senior Management Employment Agreements in the Plan Supplement and CNC's agreement with Charles H. Cremens regarding the sale of the GM Building shall bind New CNC as of the Effective Date.

     Existing Injunction and Stays Remain in Effect until Effective Date

     7. The stay imposed by section 362 of the Bankruptcy Code shall remain in full force and effect until the Effective Date. All injunctions or stays imposed during the Chapter 11 Cases or contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms. Nothing herein shall bar the taking of such other actions as are necessary to effectuate the transactions specifically contemplated by the Plan or by this Confirmation Order.

     Plan Confirmation Shall Not Affect the Nauert Adversary Proceeding

     8. Nothing in the Plan, the Plan Supplement or this Order shall have any issue or claim preclusive effect on the rights, claims, counterclaims and interests asserted by Peter W. Nauert in the adversary proceeding captioned Peter W. Nauert v. CIHC, Inc. and U.S. Bank, N.A., Adv. No. 03 A 00452 (the "Nauert Adversary Proceeding"), including, without limitation, the issue of Plaintiff's Benefit Entitlement, as defined in the complaint filed in the Nauert Adversary Proceeding. Nothing in the Plan, or this Order shall be construed to enjoin the Nauert Adversary Proceeding. The Court shall retain jurisdiction over the Nauert Adversary Proceeding and his proofs of claim. The Stipulation and Agreed Order Regarding Peter W. Nauert's Motion for Preliminary Injunction Filed Against CIHC, Inc. and U.S. Bank, N.A., entered by the Court on March 31, 2003, regarding notice to Nauert and U.S. Bank of any withdrawal or transfer of monies held in an account at U.S. Bank (Account #08524041) shall remain in effect until a final order is entered in the Nauert Adversary Proceeding, notwithstanding Confirmation of the Plan.

Exemption from Registration

     9. Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance and distribution of the New Securities shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any State or local law requiring registration prior to the offering, issuance, distribution or sale of securities. In addition, under section 1145 of the Bankruptcy Code the New Securities (including, without limitation, the 462,444 shares of New CNC Common Stock distributed to Houlihan Lokey Howard & Zukin under its engagement letter) will be freely tradeable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (ii) the restrictions, if any, on the transferability of such securities and instruments; and (iii) applicable regulatory approval.

Matters Relating to Implementation of the Plan

     Immediate Effectiveness; Successors and Assigns

     10. Notwithstanding Rules 3020(e), 6004(g) or 7062, or otherwise, immediately upon the entry of this Confirmation Order, the terms of the Plan, the Plan Supplement and this Order shall be, and hereby are, immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Equity Interests and the Trust Preferred Securities (irrespective of whether such Claims or Equity Interests are impaired under the Plan or whether the Holders of such Claims or Equity Interests accepted or are deemed to have accepted the Plan), all entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan or herein, each Person acquiring property under the Plan, and any and all non-Debtor parties to executory contracts and unexpired leases with the Debtors and the respective heirs, executors, administrators, successors or assigns, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians, if any, of any of the foregoing.

     Continued Corporate Existence; Vesting of Assets

     11. On the Effective Date, subject to applicable state insurance regulatory approval: (a) Old CNC shall continue to exist as a separate corporate entity, with corporate powers in accordance with the laws of the State of Indiana and its Articles of Incorporation and By-laws, provided that the Articles of Incorporation shall be amended and restated to limit Old CNC's activity to the implementation of the Plan, the liquidation of its Residual Assets and the winding-up of its affairs; (b) each of the President, the Secretary and any other officer of Old CNC is authorized to file such Amended and Restated Articles of Incorporation with the Secretary of State of Indiana pursuant to 23-1-38-8 of the Indiana Business Corporation Law; (c) New CNC shall be incorporated and shall exist thereafter as a separate corporate entity, with all corporate powers in accordance with the laws of the State of Delaware, the New CNC Charter and the New CNC By-laws; and (d) (i) the Residual Trust shall be settled and exist as a grantor trust and/or liquidating trust under the laws of the State of Delaware and pursuant to the Declaration of Trust; (ii) Reorganized CIHC shall continue to exist as a separate corporate entity, with corporate powers in accordance with the laws of the State of Delaware and its existing charter and by-laws; (iii) Reorganized CTIHC shall continue to exist as a separate corporate entity, with corporate powers in accordance with the laws of the State of Delaware and its existing charter and by-laws; and (iv) Reorganized PHG shall continue to exist as a separate corporate entity, with corporate powers in accordance with the laws of the State of Illinois and its existing charter and by-laws.

     12. The Plan does not impair post-Effective Date (i) transfer and assumption of certain assets and liabilities of CIHC to and by CDOC, Inc., a non-debtor subsidiary of Conseco, Inc. and (ii) conversion of CIHC into a life insurance company and (iii) the merger of Conseco Life Insurance Company of Texas into CIHC, with CIHC being the surviving company, all subject to applicable state insurance regulatory approval.

     13. Except as otherwise contemplated by the Plan and the Plan Supplement (including the New Credit Facility), on and after the Effective Date, all property of each Debtor's Estate, and any property retained or acquired by such Debtor, Reorganizing Debtor or Reorganized Debtor under the Plan, shall vest in the respective Debtor, Reorganizing Debtor or Reorganized Debtor free and clear of all Claims, liens, charges, or other encumbrances, and such transfer does not constitute an avoidable transfer under the Bankruptcy Code or under applicable non-Bankruptcy law, and does not and shall not subject the Debtors, Reorganizing Debtors, or Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable non-Bankruptcy law. As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all claims, encumbrances, Interests, charges, and liens except as specifically provided in the Plan or this Order.

     14. On the Effective Date, all assets of Old CNC, other than the Residual Assets, shall be transferred by Old CNC to New CNC in exchange for the New CNC Common Stock, New CNC Preferred Stock, New CNC Warrants and the assumption of the New Tranche A Bank Debt and the New Tranche B Bank Debt.

     Cancellation of Old Notes, Old Preferred Stock, Old Common Stock and Stock Options

     15. On the Effective Date, except to the extent otherwise expressly provided in the Plan, all notes, instruments, certificates, and other documents evidencing the (a) Senior Credit Facility and the Guarantees of D&O Credit Facilities; (b) Exchange Notes; (c) Original Notes; (d) Subordinated Debentures and the related guarantees and the Trust Preferred Securities; (e) 93/94 Notes;
(f) Old CNC Common Stock; (g) Old CNC Preferred Stock; (h) any and all other Claims and Equity Interests and (i) any rights, options, warrants, calls, commitments, contractual, or otherwise, obligating the Debtors to issue, transfer or sell any shares of Old CNC Common Stock or Old CNC Preferred Stock, shall be canceled and the obligations of the Reorganizing Debtors or Reorganized Debtors thereunder or in any way related thereto shall be discharged, provided, however, the Guarantees of D&O Credit Facilities are not cancelled or discharged solely to empower New CNC to collect amounts the Ineligible Persons (as defined in Plan Article V.K.5) owe under the D&O Credit Facilities and related documents.

     Issuance of New Securities and Execution of Related Documents

     16. On or as soon as practicable after the Effective Date, the Reorganized Debtors are hereby authorized, empowered, and directed, and shall distribute or issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, including, without limitation; (a) the New Credit Facility; (b) New CNC Common Stock; (c) New CNC Preferred Stock, and (d) New CNC Warrants, each of which shall be distributed as provided herein or in the Plan. The Reorganized Debtors and Old CNC shall execute and deliver such other agreements, documents and instruments as are required to be executed pursuant to the terms of the Plan. On the Effective Date, the New Credit Facility and all documents, instruments, certificates and other agreements ancillary thereto to which any of the Lenders are a party, including the D&O Transfer Agreement, will bind all Lenders, regardless of whether all Lenders voted to accept the Plan or execute such documents.

     17. Each distribution and issuance referred to in the prior paragraph shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Person receiving such distribution or issuance.

     18. On the Effective Date, the Lenders under the D&O Credit Facilities shall be deemed to have transferred to New CNC, and New CNC shall be deemed to have succeeded to, all of the rights, title and interest of such Lenders in the Transferred Property (as defined in the D&O Transfer Agreement), all as more fully set forth in the D&O Transfer Agreement. The D&O Transfer Agreement is binding for all purposes.

     19. On the Effective Date, Reorganized CIHC shall be authorized to require its direct and indirect subsidiaries to execute and deliver all such agreements, documents and instruments as are required to transfer the Residual Subsidiaries, as defined and described in the Residual Subsidiary Schedule in the Plan Supplement, to Old CNC. Thereafter, Old CNC shall issue the Residual Share to the Residual Trust.

     20. The Debtors and New CNC (and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys), the Unofficial Noteholders' Committee, the Unofficial Lenders' Committee, and the Official Committees, and each of the former and current members and ex officio members of such committees (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) have, and are deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of acceptances or rejections of this Plan and the distributions under this Plan, and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.

Corporate Governance, Directors and Officers and Corporate Action

     Amended Certificate of Incorporation and By-laws

     21. On or before the Effective Date, New CNC will file the New CNC Charter with the Secretary of State of Delaware in accordance with Section 103 of the Delaware General Corporation Law. The New CNC Charter and the New CNC By-laws will, among other things, authorize approximately 8,000,000,000 shares of New CNC Common Stock and approximately 265,000,000 shares of New CNC Preferred Stock. In addition, the New CNC Charter shall prohibit the issuance of non-voting equity securities to the extent required by the provisions of section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, New CNC may amend and restate the New CNC Charter and other constituent documents as permitted by Delaware law.

     Directors and Officers of the Reorganized Debtors

     22. The officers of the Debtors immediately prior to the Effective Date will be the officers of the Reorganized Debtors unless otherwise provided by valid corporate action of any such Reorganized Debtor in accordance with applicable law and the applicable constituent documents for such Reorganized Debtor. The Senior Management Employment Agreements set forth at TAB J to the Plan Supplement will be effective as of the Effective Date.

     23. Subject to applicable state insurance regulatory approval, the Boards of Directors of Old CNC, New CNC, Reorganized CIHC, Reorganized CTIHC and Reorganized

PHG, on the Effective Date shall consist of the individuals specified in the Plan Supplement and the terms of the current Boards of Directors for each such entity shall expire and the members thereof shall be deemed to have resigned and shall cease to serve in such capacity.

     24. Pursuant to section 1129(a)(5)(A)(ii) of the Bankruptcy Code, subject to applicable state insurance regulatory approval, the Court approves as consistent with the interests of Creditors and Interest holders and with public policy the selection, election, and/or continuance, as the case may be, of these individuals; provided, however, that nothing set forth herein shall prevent any of the foregoing individuals from resigning or from being removed or replaced as an officer or director without further order of the Court. On the Effective Dates, the operation of New CNC shall become the general responsibility of the Board of Directors of New CNC, subject to, and in accordance with, the New CNC Charter and New CNC By-laws.

     Management Incentive Plan

     25. On the Confirmation Date, New CNC will adopt the Management Incentive Plan substantially in the form set forth in the Plan Supplement. On or after the Effective Date, the compensation committee of the board of directors of New CNC will make initial awards under the Management Incentive Plan, other than those approved under the Senior Management Employment Agreements. Approval by the sole shareholder of New CNC on or before the Confirmation Date and receipt of sufficient votes to accept the Plan as reflected on the Voting Report shall be deemed to constitute shareholder approval of the Management Incentive Plan for all purposes.

     Senior Management Employment Agreements

     26. On the Effective Date, New CNC shall be bound by the Senior Management Employment Agreements substantially in the form set forth in the Plan

Supplement, and the officers of New CNC shall be authorized and directed to execute such Senior Management Employment Agreements.

     Resolution of the Directors & Officers Stock Purchase Program for Certain Participants

     27. Amounts owed by the Participants under the D&O Credit Facilities shall be treated in accordance with Article V.K.5 of the Plan. "Executive officers" (as defined in the Sarbanes-Oxley Act) shall not be Participants as defined in
Article V.K.5 of the Plan.

     Sources of Cash for Plan Distribution

     28. All Cash necessary for the Reorganizing Debtors and Reorganized Debtors to make payments pursuant hereto shall be obtained from existing Cash balances of the Debtors.

     Dismissal of TOPrS' Appeals

     29. Within one business day of today's date, counsel for the TOPrS Committee shall execute Exhibits F and G and deliver said executed documents to counsel for the Debtors. After the Effective Date (as confirmed by the filing with the Court of a Notice of Effective Date), counsel for the Debtors is authorized to file said executed documents with the appropriate court.

     Distributions

     30. The distribution provisions of Article VII of the Plan shall be, and hereby are, approved. The Reorganized Debtors shall make all distributions required under the Plan. The Distribution Record Date shall be the close of business on the date hereof for the following Classes: Class 5A-1, Class 5A-2, Class 4B-1 and Class 4B-2 (Lender Claims), Class 6A and Class 5B (Exchange Note Claims), Class 7A (Original Note Claims) and Class 10A (Trust

Related Claims). The Distribution Record Date shall remain May 30, 2003 for all other claims, as previously established by Order entered May 20, 2003 (Docket #3290).

     31. If a claimant appeals disallowance of a claim pursuant to a lower court's order, but fails to obtain a stay of the lower court's order, then the Reorganized Debtors shall not consider such claim when calculating the New CNC Common Stock Holdback.

     32. As of the close of business on today's date, the transfer registers for the Lender Claims, the Exchange Notes, the Original Notes and the Trust Preferred Securities shall be closed and there shall be no further changes in the record Holders of any Lender Claim, Exchange Note, Original Note or Trust Preferred Securities. Moreover, the Reorganized Debtors shall have no obligation to recognize the transfer of any Lender Claim, Exchange Note, Original Note or Trust Preferred Securities after today's date, and the Reorganized Debtors shall be entitled for all purposes to recognize and deal only with those Holders of record as of the close of business on today's date.

     33. The Reorganized Debtors shall distribute the TOPrS Settlement to holders of Trust Preferred Securities who have not timely opted out of the TOPrS Settlement. Such distributions will be made to the Depository Trust Company, who shall (a) transfer such distributions to its nominee Cede & Co. and (b) take reasonable steps to ensure that such distributions are transferred to the participant accounts of the record holders of the Trust Preferred Securities who have not timely opted out of the TOPrS Settlement. Because the TOPrS Settlement D&O Litigation Recovery is not transferable, Depository Trust Company shall maintain the record holders of Trust Preferred Securities as of today's close of business to enable future distributions of the TOPrS Settlement D&O Litigation Recovery. The TOPrS

Settlement Equity Recovery and the New CNC Warrants constitute New Securities and are transferable as otherwise specified in this Order.

     34. Except as otherwise provided by the Plan or this Confirmation Order, distributions to be made on the Effective Date on account of Claims and Equity Interests that are Allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made on the Effective Date or as soon as practicable thereafter.

     35. For purposes of determining the accrual of interest, dividends or rights in respect of any other payment from and after the Effective Date, the New Tranche A Bank Debt, the New Tranche B Bank Debt, New CNC Preferred Stock, New CNC Warrants and New CNC Common Stock shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated, authenticated or distributed; provided that, the respective Reorganized Debtor shall withhold any actual payment until such distribution is made.

     36. The Debtors or Reorganized Debtors, as the case may be, are authorized and empowered to retain, without further order of the Court, and shall have the authority, in their sole discretion, to enter into agreement with one or more Distribution Agents, to facilitate the solicitation of votes on the Reorganizing Subplans and the distributions required under the Reorganizing Subplans, as set forth in Section VII.B of the Plan.

     Preservation of All Causes of Action Not Expressly Settled or Released

     37. Unless a Claim or Cause of Action against a Creditor or other Person is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order, the Debtors expressly reserve such Claim or Cause of Action for later adjudication by the Debtors, and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, Claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Claims or Causes of Action upon or after the

Confirmation or Consummation of the Plan based on the Disclosure Statement, the Plan or the Confirmation Order, except where such Claims or Causes of Action have been waived, relinquished, released, compromised or settled in the Plan or a Final Order. In addition, the Debtors and the successor entities under the Plan expressly reserve the right to pursue or adopt any Claims not so waived, relinquished, released, compromised or settled that are alleged in any lawsuit in which the Debtors are a defendant or an interested party, against any person or entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

     Prosecution of Objections to Claims

     38. After the Effective Date, the Reorganized Debtors (for Claims against the Reorganized Debtors) shall have the exclusive authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims or Equity Interests.

     39. The Conseco Creditors' Committee shall remain in existence after the Effective Date solely for the purpose of concluding their litigation with the Securities Plaintiffs (Anchorage Police & Fire Retirement System and the State of Louisiana Firefighters Retirement System, as lead plaintiffs and class representatives for the class of plaintiffs in In re Conseco, Inc. Securities Litigation, IP-0585-C Y/S (appointed on May 28, 2002)) including, but not limited to, the appeal of this Court's Order dated August 20, 2003, filed on August 29, 2003, and any post-appeal related proceedings.

     Corporate Action

     40. On the Effective Date (or on the Confirmation Date with respect to any actions taken prior to the Effective Date), the adoption and filing of the New CNC Charter and New CNC By-laws, the appointment of directors and officers for the Reorganized Debtors, the adoption of the Management Incentive Plan, the effectiveness of the Senior Management Employment Agreements (including the grant of equity awards thereunder) and all actions contemplated hereby shall be authorized and approved in all respects (subject to the provisions hereof) pursuant to the Plan, subject to applicable state insurance regulatory approval. All matters provided for herein involving the corporate structure of the Debtors, Reorganizing Debtors or Reorganized Debtors, and any corporate action required by the Debtors, Reorganizing Debtors or Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors, Reorganizing Debtors or Reorganized Debtors, subject to applicable state insurance regulatory approval. On or before the Effective Date, the appropriate officers of the Debtors, Reorganizing Debtors and Reorganized Debtors are authorized and directed to (a) issue, execute, deliver and implement the agreements, documents, securities and instruments contemplated by the Plan, including, but not limited to, the New Credit Facility and the New Securities, and (b) issue, execute, deliver, file, and record any documents, court papers, or pleadings, and take any and all actions as may be necessary or desirable to implement, effect, or consummate the transactions contemplated by the Plan, whether or not specifically referred to in the Plan or related documents and without further application to or order of the Court, in the name of and on behalf of the Debtors, Reorganizing Debtors and/or Reorganized Debtors, without the need for any shareholder's or director's approval, or any other authorizations or consents, except for express consents under the Plan, subject to applicable state insurance regulatory approval.


Release and Exculpation Provisions

     41. The compromises and settlements contemplated by Art. X.A of the Plan are hereby approved.

     42. The releases in Art. X.A of the Plan by all Persons and Entities of such contractual, legal and equitable subordination rights or Causes of Action, claims or counterclaims against such Holder satisfied, compromised and settled in this manner are approved.

     43. The Release Provisions of Art. X.B and X.C of the Plan and the Exculpation Provision of Art. X.D of the Plan are hereby approved in their entirety. In particular, and without limitation, Article X.D. of the Plan applies to all parties involved in negotiating the TOPrS Settlement, including the option for holders of the Trust Preferred Securities to opt-out of the TOPrS Settlement if they choose to not accept it.

     44. All Consenting Parties have consented to the releases set forth in Art. X.C of the Plan (Release by Holders of Claims) and therefore are bound by such releases.

Discharge and Injunction Provisions

     45. Pursuant to Art. X.F of the Plan, and except as otherwise provided herein or in the Plan or in any other Order entered in these cases:

          (i) the rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on Claims after the Petition Date to and including the Confirmation Date, against the Reorganizing or Reorganized Debtors or any of their assets or properties;

          (ii) on the Effective Date, all such Claims against, and Equity Interests in, the Reorganizing or Reorganized Debtors shall be satisfied, discharged and released in full, and

          (iii) all Persons shall be permanently enjoined from

               (a) Asserting against the Reorganizing or Reorganized Debtors, their successors or their assets or properties such Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred on or prior to the Confirmation Date.

               (b) Creating, perfecting, or enforcing any encumbrance of any kind premised on such Claim or Equity Interest against any Reorganizing Debtor or the property or estate of any Reorganizing Debtor or Reorganized Debtor;

               (c) Asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Reorganizing Debtor or Reorganized Debtor or against the property or estate of any Reorganizing Debtor or Reorganized Debtor with respect to any such Claim or Equity Interest.

Consummation

     46. The substantial consummation of the Plan, within the meaning of section 1127 of the Bankruptcy Code, shall be, and hereby is, deemed to mean the occurrence of the Effective Date.

     47. The consummation of the Plan shall not constitute a change of ownership or change in control, as such terms are used in any employment, severance or termination agreement in effect on the Effective Date and to which either of the Debtors is a party or under any applicable law of any applicable Governmental Unit.

Failure to Consummate the Plan

     48. In accordance with Article IX.D of the Plan, if consummation of the Plan does not occur, then (a) the Plan shall be null and void in all respects;
(b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person; (ii) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors; or (iii) constitute an admission of any sort by the Debtors or any other Person.

Retention of Jurisdiction

     49. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and sections 157 and 1334 of title 28 of the United States Code, notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such exclusive jurisdiction over all matters arising out of or related to the Chapter 11 Cases and the Plan after the Effective Date, as legally permissible, including jurisdiction to:

          (ii) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

          (iii) grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Confirmation Date; provided, however, that final fee applications must be filed on or before 30 days after the date of this Order, and that such fee applications need only cover the period from the Petition Date to the Confirmation Date;

          (iv) resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract and unexpired lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article V of the Plan to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

          (v) ensure that distributions to Holders of Allowed Claims and Allowed Equity Interests are accomplished pursuant to the provisions hereof;

          (vi) decide or resolve any motions, adversary proceedings (including turnover actions and efforts to collect loans due the Reorganizing Debtors), contested or litigated matters and any other matters and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

          (vii) enter such orders as may be necessary or appropriate to implement or consummate the provisions hereof and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

          (viii) resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's obligations incurred in connection with the Plan;

          (ix) issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with Consummation or enforcement of the Plan, except as otherwise provided herein;

          (x) resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

          (xi) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

          (xii) determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

          (xiii) enter an order and/or final decree concluding the Chapter 11 Cases.

     Notwithstanding any provision of this Order that may read to the contrary, nothing in this Order is intended to preempt or usurp the jurisdiction of state insurance regulators from the exercise of their applicable authority over the Reorganized Debtors.

Payment of Statutory Fees

     50. All fees payable pursuant to 28 U.S.C. ss. 1930(a), as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid for each quarter (including any fraction thereof) for each Debtor until such Debtor's Chapter 11 Case is converted, dismissed or closed, whichever occurs first.

Exemption from Stamp Taxes

     51. Pursuant to section 1146(c) of the Bankruptcy Code: (a) the issuance, distribution, transfer or exchange of any debt, equity security or other interest of the Debtors or Reorganized Debtors; (b) the creation, modification, consolidation or recording of any mortgage, deed of trust or other security interest, the securing of additional indebtedness by such or other means; (c) the making, assignment or recording of any lease or sublease, or (d) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instruments of transfer executed in connection with any transactions arising out of, contemplated by or in any way related to the Plan or this Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the appropriate State or local government officials or agents shall be, and hereby are, directed to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. The Court specifically retains jurisdiction to enforce the foregoing direction, by contempt or otherwise. Exhibit C shall have the effect of an order of the Court, shall constitute sufficient notice of the entry of this Order to such filing and recording officers, and shall be a recordable instrument notwithstanding any contrary provision of applicable non-bankruptcy law.

References to Plan Provisions

     52. The failure specifically to include or to refer to any particular provision of the Plan in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.

Post-Confirmation Notices and Bar Dates

     Notice of Entry of the Confirmation Order

     53. In accordance with Fed. R. Bankr. P. 2002 and 3020(c), within five business days of the date of entry of this Confirmation Order, the Reorganized Debtors (or their agents) shall give notice of the entry of this Order, in substantially the form of Exhibit C annexed hereto (the "Notice of Confirmation") by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties having been served with the Confirmation Hearing Notice; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any person to whom the Debtors mailed a Confirmation Hearing Notice, but received such notice returned marked "undeliverable as addressed," "moved, left no forwarding address" or "forwarding order expired," or similar reason, unless the Debtors have been informed in writing by such person, or are otherwise aware, of that person's new address. To supplement the notice described in the preceding sentence, within fifteen days of the date of this Order the Debtors shall publish Notice of Confirmation once each in The Wall Street Journal, USA Today, the Chicago Tribune and the Indianapolis Star.

     54. Mailing and publication of the Notice of Confirmation in the time and manner set forth in the preceding paragraph are good and sufficient under the particular circumstances and in accordance with the requirements of Fed. R. Bankr. P. 2002 and 3020(c), and no further notice is necessary.

     Bar Date for Requests for Administrative Claims

     55. All requests for administrative expenses pursuant to section 503 of the Bankruptcy Code must be filed within thirty (30) days of the date of this Order with the Bankruptcy Management Corporation.

     Final Fee Applications

     56. Any professional seeking an allowance, pursuant to sections 327, 328, 330, 331, 503(b), 507(a)(1) and/or 1103 of the Bankruptcy Code, of (i) an Administrative Claim or (ii) final compensation or reimbursement of expenses incurred on or before the Confirmation Date for professional services rendered to the Reorganizing Debtors or in relation to these cases

("Professional Fees and Expenses") shall file and serve an application for allowance of such Administrative Claim or Professional Fees and Expenses (each, an "Application"), on each of the following entities not later than thirty (30) days after the Confirmation Date:

------------------------------------------------------------ ---------------------------------------------------------
Counsel to the Debtors                                       The Office of the United States Trustee
Kirkland & Ellis LLP                                         227 West Monroe St.
200 East Randolph Drive                                      Suite 3350
Chicago, Illinois 60601                                      Chicago, IL 60606
Attn: Anne Marrs Huber, Esq.                                 Attn: Richard Friedman, Esq. and
and Roger Higgins, Esq.                                      Gretchen Silver, Esq.

------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
Counsel to the Unsecured Creditors' Committee                Counsel for the Official Committee
Fried, Frank, Harris, Shriver & Jacobson                     of Trust Preferred Debt Holders
One New York Plaza                                           Jenner & Block, LLC
New York, NY 10004                                           One IBM Plaza
Attn: Brad Eric Scheler, Esq. And                            Chicago, Illinois 60611
Vivek Melwani, Esq.                                          Attn: Daniel R. Murray, Esq. And
                                                             Catherine Steege, Esq.

and                                                          and

Mayer Brown Rowe & Maw                                       Saul Ewing LLP
190 South La Salle Street                                    100 South Charles Street, 15th Floor
Chicago, Illinois 60603-3441                                 Baltimore, Maryland 21201
Attn: Thomas S. Kiriakos, Esq.                               Attn: Irving E. Walker, Esq.

------------------------------------------------------------ ---------------------------------------------------------

     57. Each Application shall comply with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules, and shall set forth, among other things, in reasonable detail; (i) the name and address of the applicant; (ii) the nature of the Professional Fees and Expenses for which reimbursement is requested for all periods from the date the particular applicant was retained through the Confirmation Date; (iii) the amount of the Professional Fees and Expenses requested; (iv) the amounts of Professional Fees and Expenses previously allowed by the Court, if any; and (v) the amount or amounts of payments made to date, if any, by the Debtors to reduce such allowed amount.

     58. No applications need be filed for compensation and reimbursement by a professional person for services rendered or expenses incurred on or after the Confirmation Date, and such compensation and reimbursement may be paid by the Reorganized Debtors in accordance with ordinary business practices and without order of the Court.

Captions

     59. On the Confirmation Date, the Reorganizing Debtors shall use the caption with respect to the Reorganizing Debtors' cases, in the form of Exhibit D annexed hereto. On the Confirmation Date, the Finance Company Debtors shall use the caption with respect to the Finance Company Debtors' cases in the form annexed hereto as Exhibit E.

Non-Material Changes

     60. Without limiting the generality of the foregoing, and without the need for a further order or authorization of this Court, the Debtors, with the prior written consent of the Conseco Creditors Committee, shall be authorized and empowered to make non-material modifications to the exhibits comprising the Plan Supplement as in their reasonable business judgment may be necessary.

Authorization to Consummate

     61. The Debtors are authorized to consummate the Plan at any time after the entry of this Order subject to satisfaction or waiver of the conditions precedent to Consummation set forth in Article IX.B of the Plan.

Final Order

     62. This Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

Miscellaneous

     63. Paragraph 39 of this Order shall not limit the provisions of Plan
Article XII.C.

     64. Notwithstanding Article XII.C of the Plan, the Committee appointed on August 20, 2003 to represent a certain class asserting claims under Section 1114 "for the purpose of assisting class members in determining how and when cure amounts should be . . . resolved-as well as the specific cure amounts of the individual class members" (August 20, 2003 transcript at page 16) shall remain in existence after the Effective Date for the purposes specified by the Court.


     IT IS SO ORDERED.

Chicago, Illinois
Dated: September 9, 2003                                /s/
                                            ------------------------------------
                                            Honorable Carol A. Doyle
                                            United States Bankruptcy Judge